Exhibit 99.1
Skyward Specialty Insurance Group Reports Fourth Quarter 2022 Results
Houston, TX – February 28, 2023 – Skyward Specialty Insurance Group, Inc. (Nasdaq: SKWD) (“Skyward Specialty” or the “Company”) today reported fourth quarter 2022 net income of $20.4 million, or $0.63 per diluted share, compared to $1.3 million, or $0.04 per diluted share, for the same 2021 period. Adjusted operating income(1) for the fourth quarter of 2022 was $11.6 million, or $0.36 per diluted share, compared to $7.6 million, or $0.23 per diluted share, for the same 2021 period.
Highlights for the quarter included:
•Gross written premiums increased 18.1%, while continuing business grew 21.4% compared to the fourth quarter of 2021.
•Combined ratio of 92.4% compared to 106.8% for the fourth quarter 2021.
•Adjusted combined ratio(1) of 92.8% compared to 94.8% for the fourth quarter 2021.
•Net investment income increased 30.6% to $5.3 million compared to the fourth quarter 2021.

(1) See "Reconciliation of Non-GAAP Financial Measures"
(2) See Share and Per Share data table for additional information
Skyward Specialty CEO Andrew Robinson commented, "We finished 2022 strong with another quarter of double-digit premium growth, a low 90's combined ratio and full year adjusted ROE(1)(2) of 13.8%. We were minimally impacted by the winter storm that swept across the U.S. the last week of the year, a testament to our disciplined underwriting and the diversity and strength of our business portfolio, which enable us to deliver consistent results even during periods of volatility. We continue to realize strong pure rate in excess of expected loss cost trends, and our double-digit growth in each and every one of our eight underwriting divisions during 2022 provides us a terrific launch point for continued growth and margin expansion in 2023."
Robinson further commented, "2022 was an extraordinary year for Skyward Specialty. Everything that we have done since 2020 was rewarded by the successful completion of our upsized initial public offering ("IPO") on the Nasdaq stock exchange and initiated trading on January 13th. Our IPO would not have been possible without the hard work of our employees, as well as the support of our policyholders, distribution partners, Board of Directors and shareholders. The accomplishments we have realized since 2020 are not only financial, but wide-reaching and strategic, touching nearly every part of our business. I am incredibly proud of our team and we look forward to capitalizing on our positive momentum in 2023, executing our 'Rule our Niche' strategy and delivering value to our shareholders, customers, and distribution partners."

Results of Operations
Underwriting Results

Premiums
($ in thousands)	Three months ended December 31			Twelve months ended December 31
unaudited	2022	2021	% Change	2022	2021	% Change
Total continuing business	$263,880	$217,346	21.4%	$1,138,627	$867,906	31.2%
Exited business	952	6,837	(86.1)%	5,325	71,953	(92.6)%
Total gross written premiums	$264,832	$224,183	18.1%	$1,143,952	$939,859	21.7%
Ceded written premiums	$(84,876)	$(83,203)	2.0%	$(468,409)	$(410,716)	14.0%
Net retention	68.0%	62.9%	NM (1)	59.1%	56.3%	NM (1)
Net written premiums	$179,956	$140,980	27.6%	$675,543	$529,143	27.7%
Net earned premiums	$170,143	$133,771	27.2%	$615,994	$499,823	23.2%
(1) Not meaningful

The quarter to date 2022 increase in gross written premiums, when compared to the same 2021 period, was primarily driven by double-digit premium growth in the Accident & Health, Captives, Professional Lines, Surety, and Transactional E&S underwriting divisions. The year to date 2022 increase in gross written premiums, when compared to the same 2021 period, was driven by double-digit premium growth in each of our eight underwriting divisions.

Combined Ratio	Three months ended December 31		Twelve months ended December 31
(unaudited)	2022	2021	2022	2021
Non-cat loss and LAE(1)	63.2%	64.3%	62.8%	65.3%
Cat loss and LAE(1)	1.2%	1.9%	1.1%	2.4%
Prior accident year development - non-LPT	0.0%	0.0%	0.0%	0.0%
Prior accident year development - LPT(2)	(0.4)%	12.0%	1.4%	3.2%
Loss Ratio	64.0%	78.2%	65.3%	70.9%
Net policy acquisition costs	11.8%	12.3%	10.6%	9.4%
Other operating and general expenses	17.5%	17.3%	18.9%	18.3%
Commission and fee income	(0.9)%	(1.0)%	(0.8)%	(0.8)%
Expense ratio	28.4%	28.6%	28.7%	26.9%
Combined ratio	92.4%	106.8%	94.0%	97.8%
Adjusted Underwriting Ratios
Adjusted loss ratio(2)	64.4%	66.2%	63.9%	67.7%
Expense ratio	28.4%	28.6%	28.7%	26.9%
Adjusted combined ratio(2)	92.8%	94.8%	92.6%	94.6%
(1) Current accident year
(2) See "Reconciliation of Non-GAAP Financial Measures"

The adjusted loss ratio for the fourth quarter and year ended 2022 improved 1.8 points and 3.8 points, respectively, when compared to the same 2021 periods. The improvements for the quarter and the year were primarily driven by (i) a shift in the mix of business, (ii) continued run-off of exited business, and (iii) lower catastrophe losses. Catastrophe losses from Winter Storm Elliott added 1.2 points to the current quarter adjusted loss ratio compared to the fourth quarter of 2021, which was impacted by 1.9 points of catastrophe losses from tornadoes in the Midwest. Catastrophe losses from Hurricane Ian and Winter Storm Elliott added 1.1 points to the current year adjusted loss ratio compared to the same 2021 period, which was impacted by 2.4 points of catastrophe losses from tornadoes in the Midwest, Hurricane Ida and the first quarter winter storms.
The expense ratio for the quarter was flat and increased 1.8 points year to date 2022 when compared to the same 2021 periods. The year to date increase was primarily driven by changes in our mix of business resulting in higher net policy acquisition expenses combined with higher operating expenses due to our continued investment in new underwriters and underwriting teams.
Investment Results

Net Investment Income
$ in thousands	Three months ended December 31		Twelve months ended December 31
(unaudited)	2022	2021	2022	2021

Cash and short-term investments (1)	$798	$119	$1,443	$180
Core fixed income	5,907	2,546	16,544	8,812
Opportunistic fixed income	(2,322)	1,053	16,784	12,571
Equities	881	312	2,160	3,083
Net investment income	$5,264	$4,030	$36,931	$24,646

Net unrealized gains (losses) on securities still held	$11,122	$6,183	$(15,058)	$15,251
Net realized (losses) gains	$(710)	$903	$(647)	$1,856
(1) excludes restricted cash
Net investment income in the quarter and year to date 2022 benefited from increased income in our core fixed income portfolio, due to (i) a larger asset base as we increase our allocation to this part of our investment portfolio and (ii) higher net investment yields in our core fixed income portfolio of 3.7% and 3.0%, respectively, compared to 2.2% and 2.3%, respectively, for the same 2021 periods.
Net investment income in the quarter was impacted by a decline in income from the opportunistic fixed income portfolio, although year to date 2022 still benefited from an increase in income from this portfolio when compared to the same 2021 period.
Our investment portfolio had a net investment yield of 3.4% for the year ended December 31, 2022 compared to 2.7% for the same 2021 period.
Stockholders’ Equity
Stockholders’ equity was $421.7 million at December 31, 2022 which represents an increase of 5.5% when compared to stockholders' equity of $399.8 million at September 30, 2022. The increase in stockholders’ equity was primarily due to an increase in net operating income and an increase in the market value of our investment portfolio.

Conference Call
At 10 a.m. central standard time (CST) tomorrow, March 1, 2023, Skyward Specialty management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at investors.skywardinsurance.com under Events & Presentations. Additionally, investors can access the earnings call via conference call by registering via the conference link. Users will receive dial-in information and a unique PIN to join the call upon registering.
Non-GAAP Financial Measures
This release contains certain financial measures and ratios that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP financial measures.” We use these non-GAAP financial measures when planning, monitoring, and evaluating our performance.
We have chosen to exclude the net impact of the Loss Portfolio Transfer (“LPT”), all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening in certain non-GAAP metrics, where noted, as the business subject to the LPT is not representative of our continuing business strategy. The business subject to the LPT is primarily related to policy years 2017 and prior, was generated and managed under prior leadership, and has either been exited or substantially repositioned during the reevaluation of our portfolio. We consider these non-GAAP financial measures to be useful metrics for our management and investors to facilitate operating performance comparisons from period to period. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and is not meant to be a substitute for revenue or net income, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures. For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see the section entitled “Reconciliation of Non-GAAP Financial Measures.”
About Skyward Specialty Insurance Group, Inc.
Skyward Specialty is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions -- Accident & Health, Captives, Global Property, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S. SKWD stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) by A.M. Best Company. Additional information about Skyward Specialty can be found on our website at www.skywardinsurance.com.
Forward-Looking Statements
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Skyward Specialty's Form S-1, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the potential loss of key members of our management team or key employees and our ability to attract and retain personnel, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss, and losses resulting from reinsurance counterparties failing to pay us on reinsurance claims. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Skyward Specialty Insurance Group, Inc.
Media contact:
Haley Doughty
hdoughty@skywardinsurance.com
713-935-4944
or
Investor contact:
Natalie Schoolcraft,
nschoolcraft@skywardinsurance.com
614-494-4988

Skyward Specialty Insurance Group, Inc.

Consolidated Balance Sheets
($ in thousands, except share and per share amounts)
(unaudited)	December 31
	2022	2021
Assets
Investments:
Fixed maturity securities, available for sale, at fair value (amortized cost of $662,616 and $452,478, respectively)	$607,572	$458,351
Fixed maturity securities, held to maturity, at amortized cost	52,467	47,117
Equity securities, at fair value	120,169	117,971
Mortgage loans	51,859	29,531
Other long-term investments	129,142	132,111
Short-term investments, at fair value	121,158	164,278
Total investments	1,082,367	949,359
Cash and cash equivalents	45,438	42,107
Restricted cash	79,573	65,167
Premiums receivable, net of allowance	139,215	112,158
Reinsurance recoverables	581,359	536,327
Ceded unearned premium	159,423	137,973
Deferred policy acquisition costs	72,778	59,456
Deferred income taxes	36,188	33,663
Goodwill and intangible assets, net	89,870	91,336
Other assets	82,847	90,666
Total assets	$2,369,058	$2,118,212
Liabilities and stockholders' equity
Liabilities:
Reserves for losses and loss adjustment expenses	$1,141,757	$979,549
Unearned premiums	444,288	363,288
Deferred ceding commission	30,189	30,500
Reinsurance and premium payables	113,696	119,919
Funds held for others	36,858	29,587
Accounts payable and accrued liabilities	51,999	40,760
Notes payable	50,000	50,000
Subordinated debt, net of debt issuance costs	78,609	78,529
Total liabilities	1,947,396	1,692,132
Stockholders' equity
Series A preferred stock, $0.01 par value; 2,000,000 shares authorized, 1,969,660 and 1,970,124 shares issued and outstanding, respectively	20	20
Common stock, $0.01 par value, 168,000,000 shares authorized, 16,832,955 and 16,763,069 shares issued, respectively	168	168
Treasury stock, $0.01 par value, 233,289 and 229,449 shares, respectively	(2)	(2)
Additional paid-in capital	577,289	575,159
Stock notes receivable	(6,911)	(9,092)
Accumulated other comprehensive (loss) income	(43,485)	4,640
Accumulated deficit	(105,417)	(144,813)
Total stockholders' equity	421,662	426,080
Total liabilities and stockholders' equity	$2,369,058	$2,118,212

Skyward Specialty Insurance Group, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)
($ in thousands, except share and per share amounts)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2022	2021	2022	2021

Revenues:
Net earned premiums	$170,143	$133,771	$615,994	$499,823
Commission and fee income	1,547	1,309	5,199	3,973
Net investment income	5,264	4,030	36,931	24,646
Net investment gains (losses)	10,412	7,086	(15,705)	17,107
Net realized gain on sale of business	—	—	—	5,077
Other income (loss)	1	1,072	1	(445)
Total revenues	187,367	147,268	642,420	550,181
Expenses:
Losses and loss adjustment expenses	108,976	104,583	402,512	354,411
Underwriting, acquisition and insurance expenses	49,913	39,506	182,171	138,498
Impairment charges	—	—	—	2,821
Interest expense	2,127	1,157	6,407	4,622
Amortization expense	387	386	1,547	1,520
Total expenses	161,403	145,632	592,637	501,872
Income before income taxes	25,964	1,636	49,783	48,309
Income tax expense	5,545	321	10,387	9,992
Net income	20,419	1,315	39,396	38,317
Net income attributable to participating securities	9,755	622	18,879	18,507
Net income attributable to common shareholders	$10,664	$693	$20,517	$19,810
Comprehensive income (loss):
Net income (loss)	$20,419	$1,315	$39,396	$38,317
Other comprehensive income (loss):
Unrealized gains (losses) on investments:
Net change in unrealized gains (losses) on investments, net of tax	763	(3,452)	(48,545)	(8,173)
Reclassification adjustment for gains on securities no longer held, net of tax	58	184	420	597
Total other comprehensive income (loss)	821	(3,268)	(48,125)	(7,576)
Comprehensive income (loss)	$21,240	$(1,953)	$(8,729)	$30,741

Skyward Specialty Insurance Group, Inc.

Share and Per Share Data
($ in thousands, except share and per share amounts)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2022	2021	2022	2021

Weighted average basic shares	16,576,760	16,341,011	16,568,393	16,308,712
Weighted average diluted shares	32,669,335	32,567,203	32,653,194	32,468,048

Basic earnings per share	$0.64	$0.04	$1.24	$1.21
Diluted earnings per share	$0.63	$0.04	$1.21	$1.18
Basic adjusted earnings per share	$0.37	$0.24	$1.84	$1.14
Diluted adjusted earnings per share	$0.36	$0.23	$1.79	$1.11

Annualized ROE (1)	19.9%	1.2%	9.3%	9.4%
Annualized adjusted ROE (2)	11.3%	7.1%	13.8%	8.8%
Annualized ROTE (3)	25.5%	1.6%	11.8%	11.9%
Annualized adjusted ROTE (4)	14.5%	9.0%	17.6%	11.2%

Shares outstanding			16,599,666	16,533,620
Fully diluted shares outstanding			33,290,638	33,082,691

Book value per share			$25.82	$26.32
Fully diluted book value per share			$12.87	$13.15
Fully diluted tangible book value per share			$10.17	$10.39

(1) Annualized ROE is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(2) Annualized adjusted ROE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(3) Annualized ROTE is net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period
(4) Annualized adjusted ROTE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted operating income (loss) – We define adjusted operating income (loss) as net income (loss) excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted operating income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted operating income differently.

($ in thousands)	Three months ended December 31
(unaudited)	2022		2021
	Pre-tax	After-tax	Pre-tax	After-tax
Income as reported	$25,964	$20,419	$1,636	$1,315
Less:
Net impact of loss portfolio transfer	699	552	(16,063)	(12,690)
Net investment gains	10,412	8,225	7,086	5,598
Other income (expenses)	1	1	1,072	847
Adjusted operating income	$14,852	$11,641	$9,541	$7,560

($ in thousands)	Twelve months ended December 31
(unaudited)	2022		2021
	Pre-tax	After-tax	Pre-tax	After-tax
Income as reported	$49,783	$39,396	$48,309	$38,317
Less:
Net impact of loss portfolio transfer	(8,572)	(6,772)	(16,063)	(12,690)
Net investment (losses) gains	(15,705)	(12,407)	17,107	13,515
Net realized gain on sale of business	—	—	5,077	4,011
Impairment charges	—	—	(2,821)	(2,229)
Other income (loss)	1	1	(445)	(352)
Adjusted operating income	$74,059	$58,574	$45,454	$36,062

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Underwriting income (loss) – We define underwriting income (loss) as net income (loss) before income taxes excluding net investment income, net realized and unrealized gains and losses on investments, impairment charges, interest expense, amortization expense and other income and expenses. Underwriting income (loss) represents the pre-tax profitability of our underwriting operations and allows us to evaluate our underwriting performance without regard to investment income. We use this metric as we believe it gives our management and other users of our financial information useful insight into our underlying business performance. Underwriting income (loss) should not be viewed as a substitute for pre-tax income (loss) calculated in accordance with GAAP, and other companies may define underwriting income (loss) differently.

($ in thousands)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2022	2021	2022	2021
Income before federal income tax	$25,964	$1,636	$49,783	$48,309
Add:
Interest expense	2,127	1,157	6,407	4,622
Amortization expense	387	386	1,547	1,520
Less:
Net investment income	5,264	4,030	36,931	24,646
Net investment gains (losses)	10,412	7,086	(15,705)	17,107
Impairment charges	—	—	—	2,821
Other income	1	1,072	1	4,632
Underwriting income (loss)	$12,801	$(9,009)	$36,510	$10,887

Adjusted Loss Ratio / Adjusted Combined Ratio – We define adjusted loss ratio and adjusted combined ratio as the corresponding ratio (calculated in accordance with GAAP), excluding losses and LAE related to the LPT and all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss ratio and adjusted combined ratio should not be viewed as substitutes for our loss ratio and combined ratio, respectively.

($ in thousands)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2022	2021	2022	2021
Net earned premiums	$170,143	$133,771	$615,994	$499,823

Losses and LAE	108,976	104,583	402,512	354,411
Less: Pre-tax net impact of loss portfolio transfer	(699)	16,063	8,572	16,063
Adjusted losses and LAE	$109,675	$88,520	$393,940	$338,348

Loss ratio	64.0%	78.2%	65.3%	70.9%
Less: Net impact of LPT	(0.4)%	12.0%	1.4%	3.2%
Adjusted Loss Ratio	64.4%	66.2%	63.9%	67.7%

Combined ratio	92.4%	106.8%	94.0%	97.8%
Less: Net impact of LPT	(0.4)%	12.0%	1.4%	3.2%
Adjusted Combined Ratio	92.8%	94.8%	92.6%	94.6%

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Tangible Stockholders’ Equity – We define tangible stockholders’ equity as stockholders’ equity less goodwill and intangible assets. Our definition of tangible stockholders’ equity may not be comparable to that of other companies and should not be viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. We use tangible stockholders’ equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.

($ in thousands)	December 31
(unaudited)	2022	2021
Stockholders' equity	$421,662	$426,080
Less: Goodwill and intangible assets	89,870	91,336
Tangible stockholders' equity	$331,792	$334,744